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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  October 2, 2001
                                                   ---------------


                           York Research Corporation
             -----------------------------------------------------
               (Exact name of registrant as specified in charter)


          Delaware                         0-72                  06-0608633
--------------------------------------------------------------------------------
(State or other jurisdiction           (Commission             (IRS Employer
      of incorporation)                File Number)          Identification No.)


              280 Park Avenue, Suite 2700 West, New York, NY 10017

                    (Address of principal executive offices)

Registrant's telephone number, including area code: (212-557-6200)
                                                    --------------





         (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets
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         On October 2, 2001, York Research Corporation ("York") and certain of its subsidiaries signed an Agreement of Purchase and Sale of Social Quotas (the "Agreement") with NRG Energy, Inc. and one of its subsidiaries (together, "NRG"). Pursuant to the Agreement, York agreed to sell to NRG its 215 megawatt generating facility in Trinidad and Tobago (the "Trinidad Project") for $140,000,000. Consummation of the Agreement is subject to various conditions, including consent of the Trinidad and Tobago Electricity Commission ("T&TEC"), the national utility for Trinidad and Tobago, and receipt by York of amounts sufficient to allow it to cause the discharge of the US $150,000,000 12% Senior Secured Bonds due October 30, 2007 issued by York Power Funding (Cayman) Limited (the "Portfolio Bonds"). There can be no assurance that such conditions will be satisfied or that the transactions contemplated by the Agreement will be consummated. Pursuant to the terms of the Agreement, if the closing fails to occur by November 21, 2001, either York or NRG has the right to terminate the Agreement upon three days written notice to the other party.

Item 5.  Other Events
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         Pursuant to the terms of the Portfolio Bonds, a payment in the amount of approximately $10,345,000 is scheduled to be made on October 30, 2001, such payment consisting of a principal payment of $1,605,000, with the balance interest. York does not believe that it will be able to cause such payment to be made either on October 30, 2001, or within the ten day grace period provided by the indenture governing the Portfolio Bonds. If it does not, it will be an automatic default under the terms of the Portfolio Bonds, giving the holders of the Bonds the right to cause the acceleration of the maturity of the Portfolio Bonds and to seek to exercise remedies against the collateral securing the Portfolio Bonds. Such collateral includes all of York's interest in the Trinidad Project, York's 34 megawatt wind project in Big Spring, Texas (the "Big Spring Project"), York's indirect interest in the 286 megawatt Brooklyn Navy Yard Project (the "Brooklyn Navy Yard Project"), and certain notes payable to York and affiliates of York by the 38 megawatt Warbasse Project (the "Warbasse Project").

         There has also been a default under the provisions of the documents governing the Portfolio Bonds as a result of approximately $17,500,000 of funds generated by the Trinidad Project over the last eighteen months being advanced to York for York's general corporate purposes.

         As a result of the foregoing, Robert M. Beningson will no longer serve as Chairman, President and Chief Executive Officer of York (although he will remain a director), and is taking an unpaid leave of absence. Michael Trachtenberg, York's Executive Vice President and Chief Financial and Accounting Officer, will no longer serve as Chief Financial Officer. Robert C. Paladino, York's Executive Vice President, has agreed to become President and Chief Executive Officer. The Board also authorized the retention of an independent auditor to review the situation and to report to York's independent directors.

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         Separately, one of the holders of the Portfolio Bonds has sent York a notice claiming that the fact that the Portfolio Bonds were not registered under the US Securities Act of 1933 on or before March, 1999 constituted a violation of the documents governing the Portfolio Bonds. Such holder claims that this unregistered status resulted in an additional .50% in interest being payable with respect to the Portfolio Bonds from and after such date.

         As previously disclosed, York has been in negotiations with certain creditors of York's 85% owned subsidiary, North American Energy Conservation, Inc., which filed for Chapter 11 bankruptcy protection on February 29, 2000. These creditors have asserted claims against York arising out of alleged York guarantees of NAEC obligations. Although, as previously reported, a settlement agreement had been reached and approved by the bankruptcy court, York was unable to satisfy the conditions to consummation of such agreement, and discussions thereafter continued. To date, these discussions have not proven fruitful. York understands that the ad-hoc committee of such creditors is considering whether to commence an involuntary bankruptcy proceeding against York. If such a proceeding is commenced, York will seek to convert it to a reorganization proceeding under Chapter 11 of the Bankruptcy Code.

         York is unable to predict the reaction of the holders of the Portfolio Bonds, or the NAEC creditors, to the default under the Portfolio Bonds. However, should the holders of the Portfolio Bonds seek to exercise their rights against York's assets pledged as collateral, York would expect a proceeding to be commenced in bankruptcy court to seek to stay such actions. Although the structure of the Portfolio Bonds was intended to provide some measure of protection against a bankruptcy of York, there can be no assurance that such structure will be efficacious.

         This Current Report on Form 8K contains forward looking statements as to which there can be no assurance. Reference is made to York's Annual Report on Form 10-K for information as to, and risks inherent in, such forward looking statements. However, it is impossible to predict the effect the matters disclosed in this Current Report, or a bankruptcy proceeding involving York, will have on any of York's current projects under development, or its ability to continue in business.


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         Exhibits:

         Exhibit 1.        Press Release

         Exhibit 2. Agreement of Purchase and Sale of Social Quotas dated October 2, 2001

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             YORK RESEARCH CORPORATION
                                             (Registrant)

                                             By: /s/ Michael Trachtenberg
                                                 -------------------------------
                                                 Michael Trachtenberg,
                                                 Executive Vice President

Dated:  October 30, 2001